SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Wilmington Funds

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INFORMATION STATEMENT

Wilmington Funds

Wilmington Multi-Manager International Fund

111 South Calvert Street, 26th Floor

Baltimore, Maryland 21202

Important Notice Regarding the Availability of this Information Statement

The Information Statement is available at http://www.wilmingtonfunds.com

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

This Information Statement is being provided to shareholders of Wilmington Multi-Manager International Fund (the “Fund”), a series of the Wilmington Funds (the “Trust”), to notify you of the approval by the Board of Trustees of a new sub-advisory agreement between Wilmington Funds Management Corporation (“WFMC” or the “Adviser”), the adviser to the Fund, and J O Hambro Capital Management Limited (“JO Hambro”), a sub-adviser retained by the Adviser to perform certain investment advisory services for the Fund. This Information Statement is being provided to shareholders pursuant to the terms of an exemptive order that the Trust has received from the U.S. Securities and Exchange Commission that allows certain sub-adviser changes to be made without shareholder approval (the “Manager of Managers Order”). Subject to certain conditions, the Manager of Managers Order allows WFMC, with the approval of the Trust’s Board of Trustees (the “Trustees”), to select sub-advisers and to enter into new sub-advisory agreements without obtaining shareholder approval. The Information Statement is being mailed on or about August 7, 2014 to shareholders of record of the Fund as of July 21, 2014. The Fund will pay the costs associated with preparing and distributing this Information Statement to shareholders.

The Fund provides periodic reports to its shareholders, which highlight relevant information about the Fund, including investment results and a review of portfolio investments. You may receive an additional copy of the most recent annual report and semi-annual report of the Fund, without charge, by calling (800) 836-2211, or by downloading them from the Trust’s web-site at www.wilmingtonfunds.com or by writing to Wilmington Funds, Wilmington Multi-Manager International Fund, P.O. Box 9828, Providence, RI 02940-8025.

The Fund is a multi-manager fund that has retained an adviser and several sub-advisers to manage and make decisions with respect to investment of its assets. WFMC, located at 1100 North Market Street, Wilmington, Delaware 19890, is the investment adviser to the Fund pursuant to an investment management agreement with the Trust. WFMC has overall responsibility for the general management and day-to-day operations of the Fund but has retained investment sub-advisers to make the investment decisions for the Fund’s assets. Wilmington Trust Investment Advisors, Inc. (“WTIA”), an entity under common control with WFMC, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. WFMC retains responsibility (subject to the Trustees’ oversight) for managing sub-advisers and evaluates the Fund’s needs and each sub-adviser’s skills and abilities on an ongoing basis. Currently, WFMC allocates the Fund’s assets among six sub-advisers: Dimensional Funds Advisors LP, LSV Asset Management, Northern Cross LLC, Oberweis Asset Management, Inc., Parametric Portfolio Associates, Inc. and recently hired JO Hambro.

JO Hambro

At the March 13, 2014 meeting of the Board of Trustees, WFMC reported that it had conducted an analysis of the Fund, its structure and its current sub-advisers to which WFMC allocates the Fund’s assets. Based on its analysis of the Fund, WFMC recommended that the Sub-Advisory Agreement among the Trust, WFMC and JO Hambro (the “Agreement”) be approved by the Board. WFMC believes JO Hambro to be a qualified and appropriate candidate to sub-advise the Fund, after considering the results of a due diligence visit as well as the Fund’s investment objectives and strategies. WFMC also believes that increasing the Fund’s exposure to JO Hambro’s investment strategy will improve the performance of the Fund. JO Hambro focuses on investing in an equally weighted portfolio of approximately 30-60 stock positions which have a low correlation to sector/country index price movements. JO Hambro’s investment strategy employs a “4-dimensional” investment process (idiosyncratic sources of earnings growth, sector, country and anticipation of future changes), that they believe determines the proper weighting of factors that drives each stock’s performance. This investment process will be utilized in seeking to create a portfolio with broad market exposure offset by lower volatility securities.

JO Hambro also serves as an investment manager to other mutual funds that pursue investment objectives similar to the Fund’s investment objective to seek long-term capital appreciation primarily through the investment in a diversified portfolio of non-U.S. equity securities. These other mutual funds are the JOHCM Asia Ex-Japan Equity Fund (the “Asia Ex- Japan Fund”), JOHCM Emerging Markets Opportunities Fund (the “Emerging Markets Fund”), JOHCM Global Equity Fund (the “Global Fund”), JOHCM International Select Fund (the “International Fund”), and the JOHCM International Small Cap Equity Fund (the “Small Cap Fund”) (collectively the “JOHCM Funds”). The Asia Ex-Japan Fund has an investment objective to seek long-term capital appreciation by investing in equity securities of companies located in the Asia (excluding Japan) region. The Emerging Markets Fund seeks long-term capital appreciation by investing in equity securities of companies listed in, or whose principal business activities are located in, emerging markets. The Global Fund seeks long-term capital appreciation by investing in equity securities of U.S. and foreign companies. The International Fund seeks long-term capital appreciation by investing in equity securities of companies headquartered outside the United States, including those in emerging market countries. The Small Cap Fund seeks long-term capital appreciation by investing in equity securities such as common stocks, preferred stock, and rights and warrants issued by small companies that are based outside the United States, including companies in emerging and frontier as well as in developed markets.

While the investment objectives of each of the JOHCM Funds are similar to the investment objective of the Fund, each of the JOHCM Funds may implement its investment objective differently, so that the performance of the Funds are not comparable.

Following are the net asset sizes of the JOHCM Funds as of March 31, 2014 and the rate of compensation for managing each Fund.

Other Funds Managed by JO Hambro or an Affiliate	Net Assets (millions)	Management Fee[1]
Asia Ex-Japan Fund	$2.01	1.09%
Emerging Markets Fund	$58.14	1.05%
Global Fund	$42.21	0.95%
International Fund	$1,035.21	0.89%
Small Cap Fund	$44.01	1.05%

[1]	The JOHCM Funds have entered into an investment management agreement (the “JOHCM Funds Agreement”) with JO Hambro Capital Management Limited (the “Adviser” or “JOHCM”) to provide investment management services to the JOHCM Funds. Under the terms of the JOHCM Funds Agreement, the Adviser receives an annual fee, computed daily and payable monthly, at the annual rates set forth in the following table (expressed as a percentage of each Fund’s respective average daily net assets). The Adviser has contractually agreed to waive fees and reimburse expenses to the extent that Total Annual Operating Expenses (excluding taxes, extraordinary expenses, expenses associated with investments in underlying investment companies, brokerage commissions, interest, dividends, litigation and indemnification expenses) exceed the rates in the table below (expressed as a percentage of each Fund’s respective average daily net assets).

Fund	Class	Advisory Fee	Expense Limitation
Asia Ex-Japan Fund	Class I	1.09%	1.39%
Asia Ex-Japan Fund	Class II	1.09%	1.54%
Asia Ex-Japan Fund	Institutional	1.09%	1.29%
Emerging Markets Fund	Class I	1.05%	1.39%
Emerging Markets Fund	Class II	1.05%	1.54%
Emerging Markets Fund	Institutional	1.05%	1.29%
Global Fund	Class I	0.95%	1.18%
Global Fund	Class II	0.95%	1.33%
Global Fund	Institutional	0.95%	1.08%
International Fund	Class I	0.89%	1.05%
International Fund	Class II	0.89%	1.30%
Small Cap Fund	Class I	1.05%	1.34%
Small Cap Fund	Class II	1.05%	1.49%
Small Cap Fund	Institutional	1.05%	1.24%

The expense limitation is effective until January 28, 2016. The agreement to waive fees and reimburse expenses may be terminated by the Board at any time and will terminate automatically upon termination of the JOHCM Funds Agreement.

The following portfolio managers are responsible for the day-to-day management of the Fund’s assets allocated to JO Hambro.

Christopher Lees, CFA, Senior Fund Manager of Global and International Strategies of JO Hambro, joined JO Hambro in 2008. Prior to joining JO Hambro, he spent more than 19 years at Baring Asset Management. Mr. Lees earned a BSc (Hons) in Geography from the University of London.

Nudgem Richyal, CFA, Senior Fund Manager of Global and International Strategies of JO Hambro, joined JO Hambro in 2008. Prior to joining JO Hambro, he worked as an Investment Director at Baring Asset Management. Mr. Richyal earned a BSc (Hons) in Chemistry from the University of Manchester.

JO Hambro is a registered investment adviser with its principal executive office located at 14 Ryder Street, London, England SW1Y 6QB. As of June 30, 2014, JO Hambro had assets under management of approximately $25 billion. The name and principal occupation of the principal executive officers of JO Hambro are as follows:

Name	Position with JO Hambro
James Daryl Hambro	Chairman
Gavin Mark Rochussen	Chief Executive Officer
Margaret Helen Vaughan	Chief Operating Officer
Nicholas Pitt-Lewis	Chief Compliance Officer
Alexander Thomas Black	Investment Director
Andrew Clive Rice	Finance Director
Suzy Neubert	Director
Brian Vincent Wright	Director

JO Hambro Capital Management Holdings Limited owns over 75% of JO Hambro. The address for each principal officer listed is the same as the address for the principal executive office for JO Hambro.

Board Approval of the Sub-Advisory Agreement with JO Hambro

At the March 12-13, 2014 meeting of the Board of Trustees (the “March meeting”), the Board, including the Independent Trustees, discussed and unanimously approved, for the Fund, the Agreement with JO Hambro. The Trustees were provided with detailed materials relating to JO Hambro in advance of and at the meeting. The material factors and conclusions that formed the basis for the approval are discussed below.

At the March meeting, the Trustees met in person with WFMC and WTIA, Trust and Independent Legal Counsel, representatives of JO Hambro, and others. The Fund has multiple subadvisers but only the contract with JO Hambro, to manage a portion of the Fund’s assets, was subject to approval.

In evaluating the Agreement, the Trustees took into account management styles, investment strategies, and prevailing market conditions as well as JO Hambro’s investment philosophy and process, past performance, and personnel. The Trustees also reviewed information concerning: (i) the nature, extent and quality of the services to be provided by JO Hambro; (ii) the prior investment performance of JO Hambro; (iii) the prior investment performance of the Fund against a relevant benchmark and against other comparable mutual funds; (iv) JO Hambro’s anticipated cost of/profitability in providing the services to the Fund; (v) possible fall-out benefits to JO Hambro due to its position with the Fund; (vi) the proposed fees of JO Hambro and fees charged by other investment advisers to other mutual funds for similar services; and (vii) WFMC and WTIA’s recommendation that the Independent Trustees approve the Agreement. JO Hambro and the Trustees did not specifically address economies of scale due to the amount of assets to be managed by JO Hambro.

After discussion and consideration among themselves, and with Independent Legal Counsel and WFMC and WTIA, the Board, including all of the Independent Trustees, determined that the fees to be paid by the Fund to JO Hambro under the Agreement appeared to be fair and reasonable in light of the information provided. Based on all relevant information and factors, none of which was individually determinative of the outcome, the Board, including all of the Independent Trustees, concluded that the approval of Agreement for a two-year period was in the best interests of the Fund and its shareholders and approved the Agreement. JO Hambro was allocated Fund assets on May 29, 2014.

SUB-ADVISORY AGREEMENT

The Agreement was approved by the Trustees on March 13, 2014. In accordance with the Manager of Managers Order, the Agreement will not be submitted to the Fund’s shareholders for their approval. There will not be an increase to the Fund’s overall investment advisory fee as authorized by shareholders as a result of the Agreement. The following is a brief summary of the material terms of the Agreement.

General. Under the terms of the Agreement, JO Hambro is responsible for managing that portion of the Fund’s assets that it is allocated to manage by WFMC. In providing investment management services to the Fund, JO Hambro determines which investments shall be purchased, held or sold, subject to the Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws of the Trust, the investment objective, policies and restrictions set forth in the Fund’s registration statement, the provisions of the 1940 Act and the Internal Revenue Code of 1986, as amended, and such policies and instructions as the Trustees of the Trust may determine.

It is anticipated that JO Hambro will: (1) maintain all books and records required to be maintained by it pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to the transactions JO Hambro effects on behalf of the Fund; and (2) furnish the Trustees and WFMC with such periodic and special reports as the Trustees or WFMC may reasonably request.

Brokerage Commissions and Portfolio Transactions. JO Hambro places orders for portfolio transactions on behalf of the Fund with issuers, underwriters or other brokers and dealers. When it can be done consistently with the policy of obtaining best execution, JO Hambro may place such orders with brokers and dealers who supply research, market and statistical information to the Fund or to JO Hambro. JO Hambro is authorized when placing portfolio transactions to pay a brokerage commission (to the extent applicable) in excess of that which another broker might charge for executing the same transaction because of the receipt of permissible research, market or statistical information. Allocation of portfolio transactions is supervised by WFMC. JO Hambro has authority and discretion to select brokers and dealers subject to conformance with the Agreement, the policies and procedures disclosed in the Fund’s Prospectus and Statement of Additional Information and the policies and procedures adopted by the Trust’s Board of Trustees.

Compensation. For services rendered under the Agreement, JO Hambro receives an annual fee paid monthly on the assets allocated for its management at following rates: 0.70% on all assets.

Liability of JO Hambro. The Agreement provides that JO Hambro shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by the Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Trust or Adviser, provided, however, that such acts or omissions shall not have resulted from JO Hambro’s willful misfeasance, bad faith, gross negligence or a reckless disregard of duty.

Term. The Agreement is expected to remain in effect, unless earlier terminated, for an initial term expiring two years from the date of effectiveness and will continue in effect thereafter, provided that each such continuance is specifically approved at least annually: (i) by the Trustees or by the vote of “a majority of the outstanding voting securities” of the Fund, and, in either case (ii) by a majority of the Trustees who are not parties to the Agreement or interested persons of any such party (other than as Trustees of the Trust). The term “majority of the outstanding voting securities,” as defined in the 1940 Act means: the affirmative vote of the lesser of (i) 67% of the voting securities of the Fund present at a meeting if more than 50% of the outstanding voting securities of the Fund are present in person or by proxy or (ii) more than 50% of the outstanding voting securities of the Fund.

Termination. Under the terms of the Agreement, the Agreement may be terminated by the Trust (by a vote of the Board or a majority of the outstanding voting securities of the Fund), without the payment of any penalty, (i) immediately upon written notice to the other parties to the Agreement in the event of a material breach of any provision of the Agreement by the party so notified, or (ii) otherwise by the Trust upon not more than thirty (30) days’ written notice to the other parties to the Agreement.

The Agreement may also be terminated by WFMC or JO Hambro, without the payment of any penalty, (i) immediately upon written notice to the other parties to the Agreement in the event of a material breach of any provision of the Agreement by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach, or (ii) otherwise by WFMC or JO Hambro upon not more than thirty (30) days’ written notice to the other parties to the Agreement.

In addition, the Agreement shall terminate automatically in the event of its assignment.

Additional Information About WFMC and Affiliates

The Investment Advisor, Affiliated Sub-Advisor and Co-Administrator

WFMC serves as the investment advisor to the Fund pursuant to an investment advisory agreement dated March 12, 2012 between WFMC and the Trust (the “Investment Advisory Contract”). The Investment Advisory Contract was last approved by the Board on September 12, 2013. WMFC is located at 1100 North Market Street, Wilmington, Delaware 19890. WFMC is a wholly owned subsidiary of Wilmington Trust Corporation, which is a wholly owned subsidiary of M&T Bank Corporation (“M&T”).

Under the terms of the Investment Advisory Contract, WFMC has agreed to: (a) direct the investments of the Fund, subject to and in accordance with the Fund’s investment goal, policies and limitations set forth in the Fund’s prospectus and statement of additional information; (b) purchase and sell for the Fund, securities and other investments consistent with the Fund’s goals and policies; (c) supply office facilities, equipment and personnel necessary for servicing the investments of the Fund; (d) pay the salaries of all personnel of the investment advisor performing services relating to research, statistical and investment activities on behalf of the Fund; (e) make available and provide such information as the Trust and/or its administrator may reasonably request for use in the preparation of its registration statement, reports and other documents required by any applicable federal, foreign or state statutes or regulations; (f) make its officers and employees available to the Trustees and officers of the Trust for consultation and discussion regarding the management of each Fund and its investment activities. Additionally, WFMC has agreed to create and maintain all necessary records in accordance with all applicable laws, rules and regulations pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to a contract with the Fund. The Trust and/or WFMC may at any time upon approval by the Board of Trustees, enter into one or more sub-advisory agreements with a sub-advisor pursuant to which WFMC delegates any or all of its duties as listed. The Investment Advisory Contract provides that WFMC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which the agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its obligations and duties under the agreement.

Pursuant to the Investment Advisory Contract, WFMC is entitled to receive an annual investment advisory fee of 0.50%, paid monthly as a percentage of average daily net assets. WFMC has contractually agreed to waive, until August 31, 2014 a portion of its advisory fee or reimburse expenses to the extent that the expenses of the Fund (excluding fund of fund expenses, taxes, extraordinary expenses, brokerage commissions, and interest) expressed as an annualized percentage of average daily net assets, do not exceed 1.36% and 1.49% for the Fund’s Class I Shares and Class A Shares, respectively. The advisory fee paid to WFMC by the Fund for the fiscal year ended April 30, 2014 was $2,434,430.

WTIA, 111 South Calvert Street, 26 Floor, Baltimore, MD 21202, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. For providing sub-advisory services, WTIA receives 80% of WFMC’s advisory fee received from the Fund. The allocation of the fees between WFMC and WTIA is based on the allocation of responsibilities between WFMC and WTIA with respect to the Fund. WFMC may reallocate investment advisory responsibilities and fees between itself and WTIA without obtaining shareholder approval. Any such reallocation will not result in a reduction in the nature and level of services provided to the Fund or in an increase in the aggregate fees paid by the Fund for such services.

WFMC also serves as co-administrator to the Trust and provides the Fund with certain administrative personnel and services necessary to operate the Fund. Effective October 1, 2013, fees payable to WFMC are as follows:

Maximum Administrative Fee	Average Aggregate Daily Net Assets of the Wilmington Funds
0.040%	on the first $5 billion
0.030%	on the next $2 billion
0.025%	on the next $3 billion
0.018%	on assets in excess of $10 billion

Prior to October 1, 2013, fees payable to WFMC were as follows:

Maximum Administrative Fee	Average Aggregate Daily Net Assets of the Wilmington Funds
0.033%	on the first $5 billion
0.020%	on the next $2 billion
0.016%	on the next $3 billion
0.015%	on assets in excess of $10 billion

The co-administration fee paid to WFMC by the Fund for the fiscal year ended April 30, 2014 was $141,408.

R. Samuel Fraundorf, a Trustee of the Trust, also serves as the President of WTIA. Robert J. Truesdell, a Trustee of the Trust, also serves as a Group Vice President and Senior Investment Advisor for Wilmington Trust Wealth Advisory Services of M&T Bank, the parent of WFMC. The following officers of the Trust also serve as officers of WTIA or M&T Bank, the parent of WFMC:

Name	Position Held with the Trust	Position Held with WTIA or M&T
Samuel Guerrieri	President	Senior Vice President (M&T)

Michael D. Daniels	Chief Operating Officer	Chief Operating Officers (WTIA); Administrative Vice President (M&T)

Jeffrey M. Seling	Assistant Treasurer and Vice President	Vice President (WTIA and M&T)

John C. McDonnell	Assistant Treasurer and Vice President	Vice President (WTIA)

Hope L. Brown	Chief Compliance Officer, AML Compliance Officer and Assistant Secretary	Vice President (WTIA)

Eric B. Paul	Vice President	Administrative Vice President (M&T)

Ralph V. Partlow, III	Vice President	Administrative Vice President and Deputy General Counsel (M&T)

WFMC continues to provide investment advisory and co-administrative services after the Agreement was approved.

Affiliated Brokerage

In addition, for the fiscal year ended April 30, 2014, the Fund paid $55,686 in brokerage commissions to M&T Securities, Inc., a broker-dealer affiliated with WFMC. The percentage of the Fund’s aggregate brokerage commissions paid to M&T Securities during the most recent fiscal year was 10%.

Shareholdings Information

As of July 21, 2014, the Fund had 67,507,932 shares of Class I and 769,391 shares of Class A issued and outstanding. As of July 21, 2014, the following persons owned of record 5% or more of the outstanding shares of the Fund:

Class I Shares

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned
SEI Private Trust Company C/O M&T Bank/WTC ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	31.31%	21,148,383

SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	25.91%	17,495,577

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned
SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	7.70%	5,203,367

SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	6.82%	4,606,245

Class A Shares

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned
Subramonian Shankar Norcross, GA 30092	13.06%	100,436

As of July 21, 2014, each Trustee’s individual shareholdings constituted less than 1% of the outstanding shares of the Fund, and as a group, the Trustees and officers of the Trust own less than 1% of the shares of the Fund.

Householding

Unless the Trust has received instructions to the contrary, only one copy of this Information Statement will be mailed to your household, even if more than one person in your household is a Fund shareholder of record. If your household received only one copy of the Information Statement and you would like additional copies, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.

If you or other members of your household prefer to receive separate copies of the Information Statement in the future, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211. You may also make such a request in writing by sending your request to: Wilmington Funds, P.O. Box 9828, Providence, RI 02940-8025. If your household is receiving multiple copies of this Information Statement and would prefer to receive only one copy in the future, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.